                                                                    EXHIBIT 99.2


SAVINGS AND INVESTMENT PLAN FOR
EMPLOYEES OF R. J. REYNOLDS TOBACCO
COMPANY IN PUERTO RICO

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
Years Ended December 30, 2000 and 1999
Supplemental Schedule
Year Ended December 30, 2000

SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


TABLE OF CONTENTS


                                                                                                                  PAGE

INDEPENDENT AUDITORS' REPORT                                                                                        1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Benefits as of December 30, 2000 and 1999                                 2
   Statements of Changes in Net Assets Available for Benefits for the Years Ended
     December 30, 2000 and 1999                                                                                     3
   Notes to Financial Statements                                                                                  4-8

SUPPLEMENTAL SCHEDULE - Form 5500, Schedule H, Part IV, Line 4i -
   Schedule of Assets Held for Investment Purposes at End of Year as of December 30, 2000                           9


NOTE: The accompanying financial statements have been prepared for the purpose of filing with the Department of Labor Form 5500. Supplemental schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, have been omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


RJR Employee Benefits Committee:

We have audited the accompanying statements of net assets available for benefits of the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico, referred to as the Plan, as of December 30, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 30, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2000 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

May 25, 2001

SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 30, 2000 AND 1999

                                                                             2000              1999
ASSETS:
  Investments, at fair value (notes 1, 2, 3 and 4):
    Vanguard LifeStrategy Conservative Growth Fund                       $   260,310        $        --
    Vanguard LifeStrategy Growth Fund                                        646,499                 --
    Vanguard LifeStrategy Moderate Growth Fund                               606,473                 --
    Vanguard Total International Stock Index Fund                             47,067                 --
    Vanguard Total Stock Market Index Fund                                 3,256,580                 --
    Vanguard Retirement Savings Trust                                      1,942,900                 --
    RJR Common Stock Fund                                                     57,992                 --
    Participant loans                                                        177,870                 --
    Plan interest in Master Trust                                                 --          7,347,160
                                                                         -----------        -----------
           Total investments                                               6,995,691          7,347,160
  Receivable - investment income                                               9,752             35,289
                                                                         -----------        -----------

NET ASSETS AVAILABLE FOR BENEFITS                                        $ 7,005,443        $ 7,382,449
                                                                         ===========        ===========


See notes to financial statements.

SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 30, 2000 AND 1999

                                                                             2000                 1999
ADDITIONS:
  Investment income (loss) (notes 1, 2, 3 and 4):
    Net depreciation in fair value of investments                        $   (422,805)        $         --
    Interest and dividends                                                    230,250                   --
    Plan interest in Master Trust                                                  --            1,391,354
                                                                         ------------         ------------
           Total investment income (loss)                                    (192,555)           1,391,354
                                                                         ------------         ------------
  Contributions:
    Employer's                                                                115,954              207,276
    Participants'                                                             379,159              734,301
                                                                         ------------         ------------
           Total contributions                                                495,113              941,577
                                                                         ------------         ------------

           Total additions                                                    302,558            2,332,931
                                                                         ------------         ------------

DEDUCTIONS:
  Benefits paid to participants                                               679,564            1,640,502
  Administrative expenses                                                          --                  111
                                                                         ------------         ------------

           Total deductions                                                   679,564            1,640,613
                                                                         ------------         ------------

NET INCREASE (DECREASE) PRIOR TO TRANSFER TO
  OTHER PLAN                                                                 (377,006)             692,318

TRANSFER TO OTHER PLAN (note 1)                                                    --            7,130,130
                                                                         ------------         ------------

NET DECREASE                                                                 (377,006)          (6,437,812)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                         7,382,449           13,820,261
                                                                         ------------         ------------

  End of year                                                            $  7,005,443         $  7,382,449
                                                                         ============         ============


See notes to financial statements.

SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 30, 2000 AND 1999


1.       DESCRIPTION OF PLAN

         The following description of the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico, referred to as the Plan, provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

         GENERAL - The Plan is a voluntary defined contribution plan covering all regular, full-time employees of R. J. Reynolds Tobacco Co., a Delaware corporation, referred to as the Company, in Puerto Rico. The RJR Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee of the Plan, and Vanguard Fiduciary Trust Company, referred to as Vanguard, serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

         In April 2001, R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR, registered with the Securities and Exchange Commission an additional five million shares of RJR common stock for issuance pursuant to the Plan and another plan sponsored by RJR.

         During 1999, RJR Nabisco Holdings Corp. was renamed Nabisco Group Holdings Corp., referred to as NGH. On May 18, 1999, RJR, the owner of 100% of
R. J. Reynolds Tobacco Company, the owner of 100% of the Company, transferred its approximately 80.5% interest in Nabisco Holdings Corp., referred to as Nabisco, to NGH through a merger transaction. On June 14, 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH stockholders of record as of May 27, 1999.

         With the spin-off transaction, RJR registered with the Securities and Exchange Commission four million shares of RJR common stock for issuance pursuant to the Plan and another plan sponsored by RJR. Each share of Nabisco common stock in the Nabisco Common Stock Fund, which was offered to participants of the Plan as an investment option, was converted to one share of NGH common stock. Affected participants then received one share of RJR common stock for every three shares of NGH common stock.

         On March 9, 1999, RJR and R. J. Reynolds Tobacco Company entered into a definitive agreement to sell the international tobacco business to Japan Tobacco Inc., referred to as JTI. On May 11, 1999, net assets for those employees in the Plan affected by the sale of the Yabucoa plant to JTI in the amount of $7,130,130 were transferred to a plan sponsored by JTI.

         During 1999, the Plan was amended to accommodate the change in corporate structure. The RJR Common Stock Fund was established, which invests in common stock of RJR. Additionally, the Nabisco Common Stock Fund and the Nabisco Group Holdings Stock Fund, formerly named the RJR Nabisco Stock Fund, were "frozen." Participants could no longer make contributions of any type to these funds. Participants could, however, transfer amounts in these funds to the other funds offered under the Plan at any time. In accordance with action taken by the Committee and communicated to Plan participants, the frozen Nabisco and NGH stock funds were eliminated effective May 1, 2000. Assets still held in the frozen funds on that date were transferred to the Vanguard Retirement Savings Trust in the Plan.

         INTEREST IN MASTER TRUST - During 1999, the Plan's investments were held in the R. J. Reynolds Puerto Rico Defined Contribution Master Trust, which was named the RJR Nabisco Puerto Rico Defined Contribution Master Trust prior to the spin-off transaction, referred to as the Master Trust, which was established for the investment of the assets of the Plan and several other Company-sponsored plans. In conjunction with the spin-off transaction, the assets of all other Company-sponsored plans were transferred out of the Master Trust. At December 30, 1999, the Plan's interest in the net assets of the Master Trust was 100%. Since only the assets of the Plan remained in the Master Trust, the Master Trust became inactive effective December 30, 1999. Each participating plan had an undivided interest in the Master Trust. The assets of the Master Trust were held by Banco Popular de Puerto Rico. Investment income and administrative expenses relating to the Master Trust were allocated to the individual plans based upon average monthly balances invested by each plan.

         CONTRIBUTIONS - Each year, participants may make basic contributions of up to 6% of compensation, as defined in the Plan, on a pre-tax or after-tax basis. If participants have authorized the maximum basic contribution of 6% of compensation on a pre-tax basis, participants may make additional supplemental contributions on a pre-tax basis of between 1% and 4% of compensation, as well as additional supplemental contributions on an after-tax basis. Contributions, whether made on a pre-tax or after-tax basis, may not, in the aggregate, exceed 16% of compensation. The Company contributes an amount equal to 50% of the basic contributions that a participant contributes to the Plan. Contributions are subject to certain limitations.

         PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contributions and allocations of the Company's contributions and Plan earnings, and debited with the participant's withdrawals and an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Forfeited balances of terminated participants' non-vested accounts are used to reduce future Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         VESTING - Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 60 months of service, as defined, with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.

         INVESTMENT OPTIONS - Upon enrollment in the Plan, a participant may direct contributions in 1% increments in any of eight investment fund options before June 14, 1999, and seven investment fund options after June 14, 1999. Participants may change or transfer their investments options at any time via telephone.

         LOANS TO PARTICIPANTS - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months. Loan transactions are treated as a transfer between the investment fund and the loan fund. Loan terms shall not be for more than 5 years or up to 10 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through payroll deductions.

         PAYMENT OF BENEFITS - On termination of service, a participant will receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, or for certain participants, annual installments over a period not to exceed the lesser of 15 years or the participant's life expectancy, if certain requirements set forth in the Plan are met.

         EXPENSES - Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Other Plan expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Master Trust or the Plan. Other expenses continue to be paid by the Company.

2.       SUMMARY OF ACCOUNTING POLICIES

         BASIS OF ACCOUNTING - The accompanying financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

         INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's investments are stated at fair value. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Investments in common trust funds, referred to as the funds, are stated at estimated fair values, which have been determined based on the unit values of the funds. Unit values are determined by the organization sponsoring such funds by dividing the fund's net assets at fair value by its units outstanding at each valuation date. During 1999, if available, quoted market prices were used to value the underlying investments of the Master Trust. In instances wherein quoted market prices were not available, the fair value of investments was estimated primarily by independent investment brokerage firms and insurance companies. Loans to participants are valued at cost plus accrued interest, which approximates fair value.

         Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         PAYMENT OF BENEFITS - Benefits are recorded when paid.

3.       MASTER TRUST

         As discussed in note 1, the Master Trust became inactive effective December 30, 1999. The following table presents the fair values of investments and investment income for the Master Trust as of and for the year ended December 30, 1999:

         Investments, at fair value:
           Nabisco Group Holdings Corp. Common Stock                         $  334,589
           Nabisco Holdings Corp. Class A Common Stock                           15,399
           R.J. Reynolds Tobacco Holdings, Inc. Common Stock                     51,962
           Mutual funds                                                       5,180,916
           Common trust fund                                                  1,629,819
           Loans to participants                                                134,475
                                                                             ----------

         Total investments                                                   $7,347,160
                                                                             ==========

         Investment income:
           Net appreciation (depreciation) in fair value of investments:
             Nabisco Group Holdings Corp. Common Stock                       $   89,537
             Nabisco Holdings Corp. Class A Common Stock                        (36,996)
             R.J. Reynolds Tobacco Holdings, Inc. Common Stock                 (193,097)
             Mutual funds                                                     1,363,176
                                                                             ----------
                                                                              1,222,620
           Interest and dividends                                               745,167
                                                                             ----------

         Total investment income                                             $1,967,787
                                                                             ==========

4.       INVESTMENTS

         Investments that represent 5% or more of the Plan's net assets as of December 30 were:

                                                                             2000               1999
         Vanguard LifeStrategy Growth Fund, 33,001 shares                $   646,499        $        --
         Vanguard LifeStrategy Moderate Growth Fund, 35,178 shares           606,473                 --
         Vanguard Total Stock Market Index Fund, 111,298 shares            3,256,580                 --
         Vanguard Retirement Savings Trust, 1,942,900 shares               1,942,900                 --
         Plan interest in Master Trust                                            --          7,347,160

         During 2000, the Plan's investments, including gains and losses on investments bought and sold, and those held during the year, depreciated in value by:

         Mutual funds                                                              $  (510,297)
         Common stock                                                                   87,492
                                                                                   -----------

                                                                                   $  (422,805)
                                                                                   ===========

5.       RELATED PARTY TRANSACTIONS

         Certain Plan investments are shares of mutual funds and units of participation in a common trust fund managed by Vanguard. Vanguard is the recordkeeper as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

6.       PLAN TERMINATION

         Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, participants would become 100% vested in their employer contributions.

7.       INCOME TAX STATUS

         The Plan is intended to comply with Section 165(a) of the Puerto Rico Income Tax Act of 1954, referred to as ITA. The Plan is required to operate in conformity with the ITA to maintain its qualification. The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the ITA, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan's financial statements.


                                    ********


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

SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO

FORM 5500, SCHEDULE H, PART IV, LINE 4i - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
YEAR ENDED DECEMBER 30, 2000

                                                                  DESCRIPTION OF INVESTMENT,
                                                                   INCLUDING MATURITY DATE,
                  IDENTITY OF ISSUE, BORROWER,                  RATE OF INTEREST, COLLATERAL,                      CURRENT
                     LESSOR OR SIMILAR PARTY                        PAR OR MATURITY VALUE            COST           VALUE
*    Vanguard LifeStrategy Conservative Growth Fund          Mutual Fund                              **         $   260,310
*    Vanguard LifeStrategy Growth Fund                       Mutual Fund                              **             646,499
*    Vanguard LifeStrategy Moderate Growth Fund              Mutual Fund                              **             606,473
*    Vanguard Total International Stock Index Fund           Mutual Fund                              **              47,067
*    Vanguard Total Stock Market Index Fund                  Mutual Fund                              **           3,256,580
*    Vanguard Retirement Savings Trust                       Common/Collective Trust Fund             **           1,942,900
*    RJR Common Stock Fund                                   Company Stock Fund                       **              57,992
*    Loan Fund                                               Participant loans, with interest
                                                               rates ranging from 9.25%
                                                               to 9.75%                               **             177,870
                                                                                                                 -----------

     TOTAL ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR                                                    $ 6,995,691
                                                                                                                 ===========


   * Permitted party-in-interest.
  ** Cost information is not required for participant-directed investments and, therefore, is not included.


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